Exhibit 4.1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

     This Amendment No. 3 to Rights Agreement, dated as of September 8, 2004 (this “Amendment”), is entered into by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).

     WHEREAS, the Company and the Rights Agent are party to that certain Rights Agreement dated as of August 22, 1996, as amended as of November 8, 1999, and as of August 13, 2004 (as so amended, the “Rights Agreement”);

     WHEREAS, the Board of Directors of the Company has approved and adopted this Amendment at a meeting of the directors duly called and held; and

     WHEREAS, pursuant to and in accordance with Section 27 thereof, the parties desire to further amend the Rights Agreement as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and in the Rights Agreement, the parties hereto agree as follows:

     1. Each of the following sections of the Rights Agreement are hereby amended such that each reference to 15% in such section shall be changed to 10%:

     (a) the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement,

     (b) Section 3(a) of the Rights Agreement,

     (c) Section 27 of the Rights Agreement, and

     (d) the definition of “Distribution Date” on page one of Exhibit C to the Rights Agreement and the definition of “Acquiring Person” on page two of such exhibit;

provided, however, that upon the earlier of (x) the Effective Time of the Merger (as such terms are defined in that certain Agreement and Plan of Merger dated as of July 23, 2004 by and among the Company, Summit Merger Corporation and King Pharmaceuticals, Inc. (as such agreement may be amended from time to time, the “Merger Agreement”)) and (y) the termination of the Merger Agreement in accordance with its terms, each such reference to 10% shall automatically revert to 15%.

     2. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

     3. (a) The parties acknowledge and agree that this Amendment is an integral part of the Rights Agreement. Notwithstanding any provision of the Rights Agreement to the contrary, in the event of any conflict between this Amendment and the Rights Agreement or any part of either of them, the terms of this Amendment shall control.

          (b) Except as expressly set forth herein, the terms and conditions of the Rights Agreement are and shall remain in full force and effect and shall be otherwise unaffected hereby.

          (c) The Right Agreement, as amended by this Amendment, sets forth the entire understanding of the parties with respect to the subject matter thereof and hereof.

          (d) This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to laws that might otherwise govern under applicable conflicts of laws principles.

          (e) This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

MYLAN LABORATORIES INC.
By:	/s/ Edward J. Borkowski
	Name:	Edward J. Borkowski
	Title:	Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Paula Caroppoli
	Name:	Paula Caroppoli
	Title:	Vice President